Exhibit 99.1

      Gastar Exploration Announces Independent Reserves Certification for
             PEL 238 Bohena Coal Seam Gas Project in NSW, Australia

     HOUSTON--(BUSINESS WIRE)--Sept. 27, 2007--Gastar Exploration Ltd. (AMEX:GST) (TSX:YGA) announced today that Proved and Probable (2P) gas reserves in the Bohena Project Area of PEL 238, located in New South Wales, Australia, have been independently estimated by Netherland Sewell & Associates, Inc. Initial gross 2P gas reserves total 59 Bcf, including 21 Bcf of gross Proved
(1P) reserves.

     "This is a major milestone for the PEL 238 coalbed methane project and the first step in an ongoing process to prove up the existence of significant gas reserves to underwrite gas supply commitments for local markets," said J. Russell Porter, Gastar's President and CEO.

     "Demand for natural gas as a clean-burning alternative to coal for power generation in Australia is very strong, and the recognition of Proved and Probable gas reserves is a positive development for the project and for the asset value that Gastar believes will be created through future activities.

     "The Proved and Probable reserves recognized covers less than 1 percent of the acreage known to be underlain by coals within PEL 238, and we believe that reserve certification on the remaining project acreage involves low geologic risk, based on results of previous drilling and core work on our acreage," he said.

     Gastar and its operating joint venture partner, Eastern Star Gas, executed a memorandum of understanding in March 2007 to potentially supply up to 500 Bcf of gas to the New South Wales government-owned electricity generator Macquarie Generation.

     Mr. Porter added, "The joint venture's goal is to increase the independently estimated gross gas reserves within PEL 238 to 600 Bcf by 2010 in order to be in a position to deliver initial gas volumes into the Macquarie contract or to one of several other gas contracts currently under consideration. Plans for additional production pilots and core hole drilling programs are being finalized as a part of the process to obtain future independent gas reserves certifications on PEL 238."

     Gastar owns a 35% working interest (31% net revenue interest) in the project, and Eastern Star Gas, the operator, holds a 65% working interest (57% net revenue interest).

     The United States Securities and Exchange Commission (the "SEC") has generally permitted natural gas and oil companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the terms "Probable (2P) gas reserves", "gross 2P gas reserves", or other descriptions of volumes of hydrocarbons that the SEC guidelines may prohibit us from including in filings with the SEC. Estimates of probable gas reserves do not reflect volumes that are demonstrated as being commercially or technically recoverable. Even if commercially or technically recoverable, a significant recovery factor would be applied to these volumes to determine estimates of volumes of proved reserves. Accordingly, these estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the Company.

     About Gastar Exploration

     Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining select higher risk, deep natural gas exploration prospects with lower risk coalbed methane (CBM) development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas. Gastar's CBM activities are conducted within the Powder River Basin of Wyoming and on approximately 5 million gross acres controlled by Gastar and its joint development partners in Australia's Gunnedah Basin, PEL 238, 433 and 434, located in New South Wales, and the Gippsland Basin, EL 4416, located in Victoria. For more information, visit our web site at www.gastar.com.

     Safe Harbor Statement and Disclaimer:

     This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words "expects", "projects", "plans", and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of natural gas and oil wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in natural gas and oil drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in natural gas and oil prices and other risk factors described in the Company's Annual Report on Form 10-K, as filed on March 27, 2007 with the United States Securities and Exchange Commission at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com.

     The American Stock Exchange and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.


     CONTACT: Gastar Exploration Ltd.
              J. Russell Porter, Chief Executive Officer, 713-739-1800 rporter@gastar.com or
              Investor Relations Counsel:
              DRG&E
              Lisa Elliott, 713-529-6600
              lelliott@drg-e.com
              Anne Pearson, 713-529-6600
              apearson@drg-e.com